Exhibit 99.1

PRESS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com

ENTEGRIS ANNOUNCES PROPOSED $350 MILLION SENIOR UNSECURED NOTES OFFERING

Expected proceeds to be used to repay revolving loan facility, a portion of term loan facility and for general corporate purposes

BILLERICA, Mass., April 23, 2020 - Entegris, Inc. (NASDAQ: ENTG) (the “Company”) today announced that it intends to offer $350 million aggregate principal amount of senior unsecured notes due 2028 (the “2028 Notes”) in a private offering. The 2028 Notes will be guaranteed by certain subsidiaries of the Company. The offering and terms of the 2028 Notes are subject to market conditions.

The Company intends to use the net proceeds of the offering: (i) to repay approximately $142 million of borrowings under its revolving credit facility, representing the entire aggregate principal amount outstanding thereunder, (ii) based on current conditions subject to change, to repay approximately $200 million of outstanding borrowings under its term loan facility over the course of the next several quarters and (iii) for general corporate purposes, including operating expenses and capital expenditures. As of March 28, 2020, there was $396 million in aggregate principal amount of borrowings outstanding under the Company’s term loan facility. The Company’s revolving credit facility provides for maximum aggregate principal commitments of $300 million.

The 2028 Notes will be offered by the initial purchasers to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2028 Notes have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2028 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT ENTEGRIS

Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the Company’s intentions regarding the timing and completion of the offering; the intended use of proceeds; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, our ability to consummate the offering; market conditions relating to the issuance of debt securities; risks related to the effect of the COVID-19 pandemic on the global economy, financial markets and our business; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 7, 2020 and Item 1A of our Quarterly Report on Form 10-Q for the three months ended March 28, 2020, filed on April 21, 2020, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.